CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		Senior Vice President
(561) 912-8270		(212) 836-9608
tony.puleo@bluegreencorp.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2012 SECOND QUARTER FINANCIAL RESULTS

Q2 2012 Overview

•	Bluegreen Resorts (“Resorts”) system-wide sales of vacation ownership interests (“VOIs”) increased 21.6% to $96.2 million from $79.1 million in Q2 2011.

•	Sales of VOIs made on behalf of Resorts’ fee-based services clients, which are included in system-wide sales above, rose 46.2% to $39.4 million from $27.0 million in Q2 2011.

•	Income from continuing operations attributable to Bluegreen shareholders (defined as income from continuing operations after tax less net income attributable to non-controlling interest) rose 51.3% to $14.7 million, or $0.46 per diluted share, from $9.7 million, or $0.30 per diluted share, in Q2 2011.

•	Net income rose to $13.3 million, or $0.42 per diluted share, from a net loss of $26.7 million, or $0.83 per diluted share, in Q2 2011. Q2 2011 included a loss from discontinued operations of $36.4 million, or $1.13 per diluted share, related to the Bluegreen Communities division, which was sold on May 4, 2012.

•	Unrestricted cash and cash equivalents at June 30, 2012 of $65.5 million.

Boca Raton, Fla. – August 7, 2012 – Bluegreen Corporation (NYSE: BXG), a leading timeshare sales, marketing and resort management company, today announced financial results for the quarter ended June 30, 2012.

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “Our strong performance continued in the 2012 second quarter, with growth in our traditional VOI business as well as our fee-based services business. We produced notable improvements in areas such as tours, transactions, and conversion rates, which we attribute to the quality and value of our offerings, a disciplined approach to marketing, and the commitment of our people. In addition, we continued to advance towards our goal of making our fee-based services business an increasing portion of our total business. Fee-based services represented approximately 41% and 35% of total system-wide VOI sales for the three and six months ended June 30, 2012, respectively, up from approximately 34% and 32%, respectively, in the same periods last year. Through the first half of 2012, we generated free cash flow of $89.8 million (including $27.8 million of proceeds from the sale of Bluegreen Communities) and reduced outstanding debt by approximately $95.0 million.”

Additional Q2 2012 operating highlights included:

•	In connection with its fee-based services business, Resorts sold $39.4 million of third-party VOIs in Q2 2012, generating sales and marketing commissions of approximately $25.7 million. This compares to sales of $27.0 million of third-party VOIs in Q2 2011, which generated sales and marketing commissions of $18.3 million.

•	Total revenues from fee-based services rose 25.2% to $44.6 million in Q2 2012 from $35.6 million in Q2 2011. Fee-based services contributed an estimated $15.6 million to Resorts operating profit in Q2 2012, compared to an estimated $12.7 million in Q2 2011. As of June 30, 2012, Bluegreen managed 46 timeshare resort properties and hotels compared to 45 as of June 30, 2011.

As previously disclosed, on November 11, 2011, Bluegreen entered into a definitive merger agreement with BFC Financial Corporation (“BFC”) pursuant to which, upon consummation of the merger, Bluegreen will become a wholly-owned subsidiary of BFC. The merger was approved by both Bluegreen and BFC’s shareholders on June 19, 2012. Under the terms of the merger agreement, holders of Bluegreen’s common stock (other than BFC) will be entitled to receive, in exchange for each share of Bluegreen common stock that they hold at the effective time of the merger, eight shares of BFC’s Class A Common Stock (as adjusted in connection with a reverse stock split expected to be effected by BFC immediately prior to the consummation of the merger). BFC and Bluegreen are working in good faith to satisfy the conditions required to consummate the merger prior to September 30, 2012. The consummation of the merger is subject to certain conditions, including the listing of BFC's Class A Common Stock on a national securities exchange. The transaction will close when all conditions in the merger agreement have been met. There is no assurance that the conditions for the consummation of the merger will be met or that the merger will be consummated.

BLUEGREEN RESORTS

Supplemental Financial Data and Reconciliation of System-Wide Sales of VOIs to GAAP Gross Sales of VOIs

Three and Six Months Ended June 30, 2012 and 2011

(In 000’s, except percentages) (Unaudited)

	Three Months Ended June 30, 2012				Three Months Ended June 30, 2011
	Traditional Timeshare Business	Fee-Based Services Business	Total	% of System-wide sales of VOIs, net (6)	Traditional Timeshare Business	Fee-Based Services Business	Total	% of System-wide sales of VOIs, net(6)
System-wide sales of VOI’s (1)	$56,824	$39,393	$96,217		$52,198	$26,951	$79,149
Change in sales deferred under timeshare accounting rules	849	—	849		(788)	—	(788)
System-wide sales of VOIs, net (1)	57,673	39,393	97,066	100%	51,410	26,951	78,361	100%
Less: Sales of third-party VOIs	—	(39,393)	(39,393)	(41)	—	(26,951)	(26,951)	(34)
Gross sales of VOIs	57,673	—	57,673	59	51,410	—	51,410	66
Estimated uncollectible VOI notes receivable (2)	(6,426)	—	(6,426)	(11)	(6,632)	—	(6,632)	(13)
Sales of VOIs	51,247	—	51,247	53	44,778	—	44,778	57
Cost of VOIs sold (3)	(9,623)	—	(9,623)	(19)	(10,116)	—	(10,116)	(23)
Gross profit (3)	41,624	—	41,624	81	34,662	—	34,662	77
Fee-based sales commission revenue	—	25,703	25,703	26	—	18,308	18,308	23
Other resort fee-based services revenues	—	18,875	18,875	19	—	17,287	17,287	22
Cost of other resort fee-based services	—	(10,241)	(10,241)	(11)	—	(9,231)	(9,231)	(12)
Net carrying cost of VOI inventory	(1,710)	—	(1,710)	(2)	(2,925)	—	(2,925)	(4)
Selling and marketing expense (4)	(24,324)	(16,614)	(40,938)	(42)	(22,972)	(12,046)	(35,018)	(45)
Resorts G & A expense (4)	(3,085)	(2,108)	(5,193)	(5)	(3,113)	(1,632)	(4,745)	(6)
Bluegreen Resorts operating profit (5)	$12,505	$15,615	$28,120	29%	$5,652	$12,686	$18,338	23%

	Six Months Ended June 30, 2012				Six Months Ended June 30, 2011
	Traditional Timeshare Business	Fee-Based Services Business	Total	% of System-wide sales of VOIs, net (6)	Traditional Timeshare Business	Fee-Based Services Business	Total	% of System-wide sales of VOIs, net(6)
System-wide sales of VOI’s (1)	$111,815	$59,115	$170,930		$93,762	$43,861	$137,623
Change in sales deferred under timeshare accounting rules	(4,154)	—	(4,154)		(1,304)	—	(1,304)
System-wide sales of VOIs, net (1)	107,661	59,115	166,776	100%	92,458	43,861	136,319	100%
Less: Sales of third-party VOIs	—	(59,115)	(59,115)	(35)	—	(43,861)	(43,861)	(32)
Gross sales of VOIs	107,661	—	107,661	65	92,458	—	92,458	68
Estimated uncollectible VOI notes receivable (2)	(13,094)	—	(13,094)	(12)	(10,751)	—	(10,751)	(12)
Sales of VOIs	94,567	—	94,567	57	81,707	—	81,707	60
Cost of VOIs sold (3)	(18,765)	—	(18,765)	(20)	(20,654)	—	(20,654)	(25)
Gross profit (3)	75,802	—	75,802	80	61,053	—	61,053	75
Fee-based sales commission revenue	—	38,481	38,481	23	—	29,072	29,072	21
Other resort fee-based services revenues	—	37,690	37,690	23	—	34,487	34,487	25
Cost of other resort fee-based services	—	(19,835)	(19,835)	(12)	—	(18,170)	(18,170)	(13)
Net carrying cost of VOI inventory	(5,102)	—	(5,102)	(3)	(7,067)	—	(7,067)	(5)
Selling and marketing expense (4)	(47,508)	(26,086)	(73,594)	(44)	(43,101)	(20,446)	(63,547)	(47)
Resorts G & A expense (4)	(6,241)	(3,427)	(9,668)	(6)	(6,057)	(2,874)	(8,931)	(7)
Bluegreen Resorts operating profit (5)	$16,951	$26,823	$43,774	26%	$4,828	$22,069	$26,897	20%

(1) Amounts for “Fee-Based Services Business” represent sales of VOIs made on behalf of third parties, which are transacted as sales of timeshare interests in the Bluegreen Vacation Club and through the same sales and marketing process as the sale of the Company’s VOI inventory included under “Traditional Timeshare Business.”

(2) Percentages for estimated uncollectible VOI notes receivable are calculated as a percentage of gross sales of VOIs.

(3) Percentages for cost of VOIs sold and the associated gross profit are calculated as a percentage of sales of VOIs.

(4) Selling and marketing expenses and Resorts G&A expenses are allocated pro rata based on system-wide sales of VOIs, net.

(5) General and administrative expenses attributable to corporate overhead have been excluded from the table. Corporate general and administrative expenses totaled $11.4 million and $8.8 million for the three months ended June 30, 2012 and 2011, respectively and $24.7 million and $19.2 million for the six months ended June 30, 2012 and 2011, respectively.

(6) Unless otherwise indicated.

System-wide sales of VOIs rose to $96.2 million in Q2 2012 from $79.1 million in Q2 2011. This reflects an increase in the number of total sales transactions (8,378 in Q2 2012 from 6,559 in Q2 2011), the result of increased tour flow and improved total sale-to-tour conversion ratio (17.1% in Q2 2012, up from 14.5% in Q2 2011) and new prospect sale-to-tour conversion ratio (12.0% in Q2 2012 as compared to 10.2% in Q2 2011), partially offset by a lower average sales price per transaction ($11,748 for Q2 2012 as compared to $12,250 for Q2 2011). Total prospect tours in Q2 2012 were 48,963 as compared to 45,348 in Q2 2011, with new prospect tours rising to 28,949 in Q2 2012 from 26,966 in Q2 2011.

System-wide sales also include Bluegreen’s sales of VOI inventory in connection with a new category of sales requiring low levels of capital deployment whereby we acquire VOI inventory from our resorts’ property owner associations (“POA Sales”) on a non-committed basis, in close proximity to the timing of our selling of such VOIs. These VOIs are typically obtained by the POAs through foreclosure in connection with maintenance fee defaults and are generally acquired by us at a discount. In the three and six months ended June 30, 2012, POA Sales are included within the results of Bluegreen’s Traditional Timeshare Business in the tables above.

Mr. Maloney commented, “This new program has demonstrated promising early results, with system-wide sales for the 2012 three and six month periods of $4.4 million and $7.9 million, respectively. We also currently intend to enter into similar ‘just-in-time’ inventory acquisition arrangements with third-party developers as part of our fee-based services initiative.”

Cost of VOIs sold represented 19% and 23% of sales of VOIs in Q2 2012 and Q2 2011, respectively. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period. Additionally, changes in assumptions, including estimated project sales, future defaults, upgrades and estimated incremental revenue from the resale of repossessed VOI inventory and the size of the point packages of the VOIs sold (due to offered volume discounts, including consideration of cumulative sales to existing owners) are reflected on a prospective basis in the period the change occurs.

As a percentage of system-wide sales of VOIs, net, selling and marketing expenses decreased to 42% in Q2 2012 from 45% in Q2 2011, due to changes in the mix of marketing programs and a higher sale-to-tour conversion ratio. Sales to existing Bluegreen owners as a percentage of system-wide sales of VOIs was 57% in both Q2 2012 and Q2 2011.

Operating profit at Resorts rose to $28.1 million, or 29% of system-wide sales of VOI’s, net, for Q2 2012 from operating profit of $18.3 million, or 23% of system-wide sales of VOI’s, net, for Q2 2011.

INTEREST INCOME AND INTEREST EXPENSE

Net interest spread is the excess of interest income over interest expense. Pre-tax income from net interest spread in Q2 2012 rose to $10.6 million from $10.0 million in Q2 2011, due to a decrease in interest expense as Bluegreen continues to reduce the level of debt on its balance sheet, partially offset by lower interest income resulting from the continued decline in Bluegreen’s VOI notes receivable portfolio due to both the maturing of the portfolio as well as our efforts to increase cash sales and collect higher down payments on those VOI sales that we do finance.

DISCONTINUED OPERATIONS

Bluegreen Communities, which is reported as discontinued operations in all periods presented, marketed residential homesites, the majority of which were sold directly to retail customers seeking to build a home generally in the future, and operated daily-fee golf courses. As previously announced, on May 4, 2012, substantially all of the assets which comprised Bluegreen Communities were sold to Southstar Development Partners, Inc. for a purchase price of $29.0 million in cash, the majority of which was used to pay outstanding debt which was collateralized by the Bluegreen Communities assets. Bluegreen may also receive certain contingent consideration based on Southstar’s sale, if any, of two properties sold to Southstar as part of the transaction. The loss from discontinued operations, net of income tax benefit for Q2 2012 was $1.4 million, or $0.04 per diluted share, compared to a loss of $36.4 million, or $1.13 per diluted share, in Q2 2011.

ABOUT BLUEGREEN CORPORATION

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation (NYSE:BXG) is a leading timeshare sales, marketing and resort management company. Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 160,000 owners, over 59 owned or managed resorts, and access to more than 4,000 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based service resort management, financial services, and sales and marketing on behalf of third parties. For more information, visit www.bluegreencorp.com.

Additional Information and Where to Find it

BFC has filed a Registration Statement on Form S-4 with the Securities Exchange Commission (the "SEC"), which has been declared effective, and BFC and Bluegreen have mailed to their respective shareholders a joint proxy statement/prospectus concerning the proposed merger between the companies. BFC and Bluegreen may also file other documents with the SEC regarding the merger. Investors and shareholders of BFC and Bluegreen are urged to read the joint proxy statement/prospectus and other relevant documents filed with the SEC carefully and in their entirety because they contain important information. Investors and shareholders of BFC and Bluegreen can obtain copies of the joint proxy statement/prospectus and other relevant documents filed with the SEC free of charge from the SEC's website at www.sec.gov. Copies of the documents filed with the SEC by BFC are also available free of charge on BFC's website at www.bfcfinancial.com under the tab "Investor Relations -Regulatory Info - SEC Filings" or by directing a request by mail to BFC Financial Corporation, Corporate Secretary, 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309, or by phone at 954-940-4900. Copies of the documents filed with the SEC by Bluegreen are available free of charge on Bluegreen's website at www.bluegreencorp.com under the tab "Investors - SEC Filings" or by directing a request by mail to Bluegreen Corporation, Corporate Secretary, 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431, or by phone at 561-912-8000.

Statements in this release may constitute forward-looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including, but not limited to, the risks and uncertainties associated with economic, credit market, competitive and other factors affecting the Company and its operations, markets, products and services; risks relating to the proposed merger with BFC, including that the anticipated benefits of the merger may not be realized and the risk that the merger may not be consummated in accordance with the contemplated terms, in the contemplated timeframe, or at all; the Company’s efforts to improve its liquidity through cash sales and larger down payments on financed sales may not be successful; the performance of the Company’s VOI notes receivable may deteriorate, and the FICO® score-based credit underwriting standards may not have the expected effects on the performance of the receivables; the Company may not be in a position to draw down on its existing credit lines or may be unable to renew, extend, or replace such lines of credit; the Company may require new credit lines to provide liquidity for its operations, including facilities to sell or finance its notes receivable; the Company may not be able to successfully securitize additional timeshare loans and/or obtain adequate receivable credit facilities in the future; risks relating to pending or future litigation, regulatory proceedings, claims and assessments; sales and marketing strategies may not be successful; marketing costs may increase and not result in increased sales; system-wide sales, including sales on behalf of third parties and sales to existing owners, may not continue at current levels or they may decrease; fee-based service initiatives may not be successful and may not grow or generate profits as anticipated; POA Sales may not continue at current levels or may decrease, and we may not be successful in our efforts to enter into similar arrangements with third-party developers in connection with our fee-based services business; risks related to other financial trends discussed in this press release, including that the volume of tours and the sale-to-tour conversion ratio may not continue at current levels or decrease, the Company may be required to further increase its allowance for loan losses in the future and record additional impairment charges as a result of any such increase; selling and marketing expenses as a percentage of system-wide sales of VOIs, net may not remain at current levels or they may increase; and the Company’s indebtedness may increase in the future; and the risks and other factors detailed in the Company’s SEC filings, including those contained in the “Risk Factors” sections of such filings.

Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

(In 000's, except per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2012	2011	2012	2011

Revenues:
Gross sales of VOI	$57,673	$51,410	$107,661	$92,458
Estimated uncollectible VOI notes receivable	(6,426)	(6,632)	(13,094)	(10,751)
Sales of VOIs	51,247	44,778	94,567	81,707

Fee-based sales commission revenue	25,703	18,308	38,481	29,072
Other fee-based services revenue	18,875	17,287	37,690	34,487
Interest income	21,688	23,902	43,566	48,458
Other income, net	—	—	382	—
	117,513	104,275	214,686	193,724

Costs and expenses:
Cost of VOIs sold	9,623	10,116	18,765	20,654
Cost of other resort fee-based services	11,951	12,156	24,937	25,237
Selling, general and administrative expenses	58,296	49,406	109,363	93,350
Interest expense	11,071	13,903	22,423	28,521
Other expense, net	—	1,239	—	915
	90,941	86,820	175,488	168,677

Income before non-controlling interest, provision for income taxes, and discontinued operations	26,572	17,455	39,198	25,047
Provision for income taxes	9,680	6,186	13,812	8,712
Income from continuing operations	16,892	11,269	25,386	16,335
Loss from discontinued operations, net of income taxes	(1,393)	(36,386)	(1,696)	(37,762)
Net income (loss)	15,499	(25,117)	23,690	(21,427)
Less: Net income attributable to non-controlling interest	2,239	1,582	4,781	2,741
Net income (loss) attributable to Bluegreen Corporation	$13,260	$(26,699)	$18,909	$(24,168)

Income (loss) attributable to Bluegreen Corporation per common share - Basic
Earnings per share from continuing operations attributable to Bluegreen shareholders	$0.47	$0.31	$0.66	$0.44
Loss per share from discontinued operations	(0.04)	(1.17)	(0.05)	(1.21)
Earnings (loss) per share attributable to Bluegreen shareholders	$0.42	$(0.86)	$0.61	$(0.77)

Income (Loss) attributable to Bluegreen Corporation per common share - Diluted
Earnings per share from continuing operations attributable to Bluegreen shareholders	$0.46	$0.30	$0.65	$0.42
Loss per share from discontinued operations	(0.04)	(1.13)	(0.05)	(1.18)
Earnings (loss) per share attributable to Bluegreen shareholders	$0.42	$(0.83)	$0.60	$(0.76)

Weighted average number of common shares:
Basic	31,264	31,210	31,254	31,194
Diluted	31,568	32,156	31,500	32,082

Comprehensive income (loss) attributable to Bluegreen Corporation	$13,260	$(26,699)	$18,909	$(24,168)

Condensed Consolidated Balance Sheets

(In 000's, except per share data)

	June 30,	December 31,
	2012	2011
ASSETS	(Unaudited)

Unrestricted cash and cash equivalents	$65,505	$80,931
Restricted cash ($39,823 and $38,913 in VIEs in June 30, 2012 and December 31, 2011, respectively)	59,478	51,125
Notes receivable, net ($353,631 and $375,904 in VIEs at June 30, 2012 and December 31, 2011, respectively)	491,800	512,517
Inventory	293,489	302,843
Prepaid expenses	11,101	4,120
Other assets	52,269	47,100
Property and equipment, net	69,060	70,112
Assets held for sale	—	28,625
Total assets	$1,042,702	$1,097,373

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$13,297	$8,834
Accrued liabilities and other	65,984	62,878
Deferred income	27,873	24,549
Deferred income taxes	27,791	15,776
Receivable-backed notes payable - recourse ($12,879 and $15,826 in VIEs at June 30, 2012 and December 31, 2011, respectively)	99,059	110,016
Receivable-backed notes payable - non-recourse (in VIEs)	339,578	369,314
Lines-of-credit and notes payable	32,536	86,817
Junior subordinated debentures	110,827	110,827
Total liabilities	$716,945	$789,011

Shareholders' Equity
Preferred stock, $.01 par value, 1,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 140,000 shares authorized; 31,347 and 31,288 shares issued June 30, 2012 and December 31, 2011, respectively	313	313
Additional paid-in capital	193,054	191,999
Retained earnings	95,927	77,018
Total Bluegreen Corporation shareholders' equity	289,294	269,330
Non-controlling interest	36,463	39,032
Total shareholders’ equity	325,757	308,362
Total liabilities and shareholders' equity	$1,042,702	$1,097,373